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                                                                     EXHIBIT 5-A



                                                               March 17, 2006


Ford Motor Credit Company
One American Road
Dearborn, Michigan 48126

          Re:  Registration of Securities

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof, by Ford Motor Credit Company, (the "Company") and by Ford Credit Capital Trust I, Ford Credit Capital Trust II and Ford Credit Capital Trust III, each a statutory business trust formed under the laws of the State of Delaware (each a "Trust" and collectively, the "Trusts"). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of the following securities in one or more series: (i) debt securities of the Company ("Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness, which may be unsubordinated or subordinated to certain other obligations of the Company; (ii) warrants to purchase Debt Securities ("Warrants"); (iii) Trust Preferred Securities of one or more of the Trusts ("Trust Preferred Securities"), and related guarantees by the Company (individually, a "Trust Guarantee," and collectively, the "Trust Guarantees" and together with the Debt Securities, Warrants, Trust Preferred Securities and Trust Guarantees, "Securities").

          As Assistant Secretary of the Company, I am familiar with the Restated Certificate of Incorporation and the By-Laws and with the affairs of the Company. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.


     Based on the foregoing, it is my opinion that:

         1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

         2. When (i) the registration requirements of the Securities Act have been complied with, (ii) the indenture between the Company and the Trustee pursuant to which the Debt Securities are to be issued (the "Indenture") has been qualified under the United States Trust Indenture Act of 1939, as amended (the "TIA"), (iii) the form or forms of the Debt Securities and the final terms thereof have been duly approved or established by appropriate corporate action taken by the Company and in accordance with the terms of the Indenture, and (iv) the Debt Securities have been duly executed, authenticated, completed, issued and delivered against payment therefor in accordance with such corporate action, the Indenture and in the manner contemplated by the Registration Statement, the Debt Securities will thereupon be legally issued and binding obligations of the Company.

         3. When (i) the registration requirements of the Securities Act have been complied with, (ii) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Warrants and
(iii) Warrants with such terms are duly executed, attested, issued and delivered by duly authorized officers of the Company against payment in the manner provided for in the warrant agreement pursuant to which the Warrants are to be issued and such corporate action, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.


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         4. When (i) the registration requirements of the Securities Act have been complied with, (ii) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Trust Guarantees with respect to the Trust Preferred Securities to be issued by the Trusts, (iii) the applicable guarantee agreement pursuant to which the Trust Guarantees are to be issued has been qualified under the TIA and the related Trust Guarantee has been duly executed and authenticated in accordance with the provisions of the applicable guarantee agreement, (v) the applicable Trust's declaration of trust has been qualified under the TIA and has been duly executed and delivered by the Company and the other parties thereto, (vi) making and performing the Trust Guarantees is necessary or convenient to the conduct, promotion or attainment of the business of the Company and (vii) such Trust Preferred Securities shall have been duly authorized for issuance by the applicable Trust's declaration of trust, and duly executed, issued and delivered by duly authorized trustees of the applicable Trust against payment of the consideration therefor and authenticated by the trustee for the Trust Guarantees, all in the manner provided for in the applicable declaration of trust, such Trust Guarantees will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

         For purposes of the relevant opinions above, I have assumed that (i) the Trust Preferred Securities will have been validly issued and will be fully paid and non-assessable and (ii) the declaration of trust of each Trust has been duly authorized, executed and delivered by, and constitutes a valid, binding and enforceable obligation of, the parties thereto and that the Trusts have been duly organized and are validly existing in good standing as business trusts under Delaware law.

         I wish to point out that I am a member of the Bar of the State of Michigan and do not hold myself out as expert in the laws of other jurisdictions. However, I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of other jurisdictions in connection with the opinions expressed herein, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinions.

         I hereby consent to the filing of this opinion as Exhibit 5-A to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                        Very truly yours,

                                                        /s/ Stacy P. Thomas

                                                        Stacy P. Thomas
                                                        Assistant Secretary